Exhibit (d)(4)

CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT

THIS CONFIDENTIALITYANDNONDISCLOSURE   AGREEMENT   (this“Agreement”) is entered into as of this 17th day of November, 2021, by and between Harmony Biosciences, LLC “Harmony”), a Delaware limited liability company, and Zynerba Pharmaceuticals, Inc. (“Zynerba”), a Delaware corporation, to assure the protection and preservation of confidential and proprietary information to be disclosed by one Party to the other in the course of evaluating a possible business relationship between them. Each of Harmony and Zynerba is a “Party” and collectively the “Parties”.

In reliance upon and in consideration of the following undertakings, AND INTENDING TO BE LEGALLY BOUND, the Parties agree as follows:

1.     Definitions. The following definitions shall apply to this Agreement.

(a)   “Disclosing Party” means a Party to this Agreement who discloses information to the other Party, and shall include the Disclosing Party’s subsidiaries, parent companies and affiliates, and their respective agents, employees, representatives and independent contractors (each a “Representative”).

(b)    “Receiving Party” means a party to this Agreement who receives information from the other Party, and shall include the Receiving Party’s subsidiaries, parent companies and affiliates, and their respective Representatives who need access to the Disclosing Party’s information in order to explore a possible business relationship between the Parties or conduct a business relationship.

(c)    “Proprietary Information” means all information disclosed by the Disclosing Party to the Receiving Party including, without limitation, protocols or protocol synopses, and other clinical study-related information; trade secrets, ideas, inventions or research and development information; technology, know-how, engineering or other data, processes, techniques, formulae or work-in-process; manufacturing, planning or marketing information, procedures or strategies; financial or other business information; information which has been designated in writing as confidential by the Disclosing Party; and any other information which, if divulged to a third party, could have an adverse impact on the Disclosing Party, or on any third party to which it owes a confidentiality obligation. In addition, “Proprietary Information” includes any of the foregoing relating to the past, present or future operations, finances, business interests, methodology or affairs of any third party to which the Disclosing Party owes a duty of confidentiality.

2.   Limitations on Use of Proprietary Information. Subject to the provisions of Section 4 hereof, the Receiving Party shall use the Disclosing Party’s Proprietary Information solely for the purposes of evaluating a possible business relationship and/or participating in a contractual business relationship with the Disclosing Party. Receiving Party shall make no other use of the Proprietary Information without the Disclosing Party’s written authorization.

3.     Duty of Non-disclosure; Standard of Care.

(a)   Subject to the provisions of Section 4, the Receiving Party may not disclose Proprietary Information to anyone without the prior written consent of the Disclosing Party. The Receiving Party shall use its best efforts to assure that its Representatives who have access to Proprietary Information shall be bound by terms of confidentiality and restrictions on use with respect thereto that are at least as restrictive as the terms of this Agreement.

(b)   Receiving Party shall protect Disclosing Party’s Proprietary Information with the same degree of care that it uses to protect its own confidential and proprietary information, but no less than a reasonable degree of care. Receiving Party shall comply with all laws, regulations and governmental or court orders (“Law”) applicable to Proprietary Information, including in respect of data privacy and the export of information outside of national borders. Receiving Party will not remove or obscure any copyright or trademark notice, proprietary legend, indication of confidentiality or other restrictive notation on any Proprietary Information. Receiving Party will promptly notify Disclosing Party of any actual or suspected disclosure, use or loss of Proprietary Information in contravention of this Agreement, including a description of the circumstances, persons and entities involved, steps taken to mitigate resulting damage, and steps taken to prevent any further such disclosure, use or loss.

4.     Exceptions.The provisions of Sections 2 and 3 shall not apply to Proprietary Information that:

(a)
is known by the Receiving Party at the time of disclosure by the Disclosing Party, or that the Receiving Party independently develops or discovers after disclosure by the Disclosing Party, without the aid, application or use of any item of the Disclosing Party’s Proprietary Information, as evidenced by written records;

(b)	is now, or subsequently becomes generally known or available, through no act or failure to act on the part of the Receiving Party;

(c)	is disclosed to the Receiving Party by a third party authorized to disclose it; or

(d)
is required by Law to be disclosed; provided, that the Receiving Party shall (i) use reasonable efforts to give Disclosing Party as much prior notice of such required disclosure as circumstances permit, (ii) allow Disclosing Party to contest such disclosure or seek a protective order or similar remedy, and reasonably cooperate with Disclosing Party in such efforts, and (iii) limit the disclosure to only the information required to be disclosed.

5.     Rule 10b-5 Limitations. The Receiving Party acknowledges that it is aware (and, if applicable, that its Representatives who are apprised of this matter have been advised) that the United States securities laws prohibit any person who has material non-public information about a company or its securities from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Receiving Party covenants to refrain from purchasing or selling securities of the Disclosing Party and from communicating material non-public information about the Disclosing Party or its securities in violation of such securities laws.

6.     Term and Termination. The restrictions and covenants contained in this Agreement will terminate upon the earlier of (a) the execution of a definitive agreement relating to a business relationship between the Parties, (b) the expiration of a period of two (2) years from the date hereof or (c) written notice from one Party to the other of its intent to terminate this Agreement. The Parties specifically agree that the provisions of Sections 2, 3, 5, 7, 9, 12 and this Section 6 shall survive for a period of five (5) years following the expiration or termination of this Agreement.

7.    Return of Proprietary Information. The Receiving Party shall destroy or return all Proprietary Information to the Disclosing Party promptly upon its request at any time, and in any event, no later than sixty (60) days following expiration or termination of this Agreement; provided, however, that the Receiving Party may retain one copy of the Disclosing Party’s Proprietary Information for record-keeping purposes. To the extent that Receiving Party’s computer back-up or archiving procedures create copies of Proprietary Information, Recipient may retain such copies for the period it normally archives backed-up computer records, so long as such copies are not readily accessible and are not used or consulted for any purpose other than disaster recovery.

8.    No Transfer of Property Rights. Proprietary Information shall remain the property of the Disclosing Party. Nothing in this Agreement shall be construed as a grant of any right or license to trademarks, inventions, copyrights or patents, or as a grant to the Receiving Party of a right to use any of the Disclosing Party’s Proprietary Information except as expressly set forth herein.

9.    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to provisions of conflicts of law.

10.  Entire Agreement; Amendments; Waivers. This Agreement contains the  final, complete and exclusive agreement of the Parties relative to confidentiality, and replaces and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may be amended or modified only by a written instrument executed by a duly authorized officer of each Party, and shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. This Agreement creates no obligation to enter into any further agreements relating to Proprietary Information or to enter into any other business relationship. No contract or other binding obligation exists or shall arise between the Parties except by a fully integrated definitive written agreement which is duly authorized, executed and delivered by both Parties. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that Party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

11.  Severability. To the extent any provision of this Agreement is found by a proper authority to be invalid or unenforceable, it shall be considered deleted herefrom, and the remainder of this Agreement shall continue in full force and effect.

12.  Injunctive Relief. Each Party acknowledges that breach of this Agreement by the Receiving Party may cause irreparable harm to the Disclosing Party, for which no remedy at law will be adequate. In the event of actual or threatened breach of this Agreement, the Disclosing Party shall be entitled to seek specific performance and injunctive relief in addition to all other remedies available at law or in equity.

13.  Notices. Notices given under this Agreement shall be in writing and given to a Party at the address set forth below by (a) personal delivery; (b) first class mail, postage prepaid; or (c) Federal Express (or equivalent overnight delivery service), delivery charges prepaid.

14.  Counterparts Permitted. This Agreement may be executed in one or more counterpart copies, which, when joined, shall together constitute one agreement. A photocopy, facsimile  or  electronic copy of this Agreement shall be deemed the equivalent of an original.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers as of the date first above written.

Harmony Biosciences, LLC		Zynerba Pharmaceuticals, Inc.

By:	/s/ Christian Ulrich	By:	/s/ Taylor Ocasio

Name:	Christian Ulrich	Name:	Taylor Ocasio

Title:	SVP & General Counsel	Title:	Deputy General Counsel

Address:	630 W. Germantown Pike Suite 215 Plymouth Meeting, PA 19462 Attention: General Counsel	Address:	80 W. Lancaster Avenue Suite 300 Devon, PA 19333 Attention: General Counsel